From:    Jonathan Schoonmaker [schoon@marimba.com]
Sent:    Thursday, July 12, 2001 9:33 AM
To:      All
Subject: Q&A Option Exchange Program

Hi Everyone,

We will be holding one final communications meeting including a presentation and Q&A for the Option Exchange program.

If you have any questions regarding the Stock Option Exchange Program Please join us at the meeting.

When:   Tuesday July 17th
Where:  440 Clyde Ave Training Room
Time:  10:00am-11:00 am PST

Remote employees may call into the following call in number: (888) 810-6758 Pass code: 45371


PLEASE REMEMBER THAT THE PROGRAM CLOSES AT 5:00PM PST ON MONDAY JULY 23rd. ALL PARTICIPATION FORMS MUST BE INTO JULIE PHAN IN STOCK ADMINISTRATION BY THIS TIME

Please let me know if you have any questions.

Regards,
Jonathan

Jonathan Schoonmaker
Vice President, Human Resources
marimba, Inc.

(650)930-5454
Schoon@marimba.com